EXHIBIT 3.4

« Ambrew S.A.»

limited liability company (société anonyme)

Munsbach / Schuttrange

R.C.S. Luxembourg, section B number 99 525

**********************************************************************************

COORDINATED ARTICLES OF ASSOCIATION as of 18 November 2008

**********************************************************************************

CHAPTER I.- FORM, NAME, REGISTERED OFFICE, OBJECT, DURATION

Article 1. Form, Name

There is hereby established by the subscribers and all those who may become owners of the shares hereafter created, a company (the “Company”) in the form of a limited liability company (société anonyme) which will be governed by the laws of the Grand Duchy of Luxembourg and by the present articles of association.

The Company will exist under the name of “Ambrew S.A.”.

Article 2. Registered Office

The registered office of the Company is located in Schuttrange.

The registered office may be transferred to any other place within the City of Schuttrange by a resolution of the board of directors.

If the board of directors would consider that extraordinary political, economic or social developments that would interfere with the normal activities of the Company at its registered office or with the ease of communications with such office or between such office and persons abroad are likely to occur or are imminent, the Company may temporarily transfer the registered office abroad, until the complete cessation of these abnormal circumstances; such temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a company governed by the laws of Luxembourg. Such declaration of transfer will be made and notified to third parties by one of the executive bodies of the Company having powers to bind the Company for ordinary and daily management.

Article 3. Object

The object of the Company is to perform any operations directly or indirectly related to the holding of interests under any form whatsoever in any company, as well as the administration, management, control and development of such holdings. The object of the Company is also the holding of trademarks.

The Company may carry out any financial operation for the benefit of companies forming part of the Company’s group.

The Company may also perform, in Luxembourg and abroad, financing operations by granting loans to companies forming part of the same international group as the Company. Such loans would be refinanced by, among others, but without limitation, financial means and instruments such as loans granted by shareholders or group companies or banks.

The Company may, among others, use its funds to create, manage, enhance and wind-up any portfolio composed of any securities and trademarks of any kind, to participate in the creation of, in the development of and in the control of any company, to acquire by way of contribution, subscription, underwriting, call option or otherwise, any security and trademarks, to transfer these securities and trademarks by way of sale, assignment, exchange or otherwise, to develop these securities and trademarks and to grant support, loans, advances or guarantees to any company in which the Company has an interest.

In general, the Company may carry out any financial, commercial, industrial, moveable or immoveable operation and may take any measure to preserve its rights and to perform any kind of operations which are directly or indirectly related to its object or which are likely to promote the development thereof.

Article 4. Duration

The Company is formed for an unlimited duration.

It may be dissolved at any time by a decision of the general meeting of shareholders, voting in accordance with the provision provided by law.

CHAPTER II.- CAPITAL, SHARES

Article 5. Issued Capital

The issued capital of the Company is set at one-hundred forty-eight million six-hundred forty thousand three hundred and twenty euro (EUR 148,640,320.-) represented by four million six hundred forty-five thousand and ten (4,645,010) shares. Each issued share has a nominal value of thirty two euro (EUR 32.-) and is fully paid up.

The rights and obligations attached to the shares shall be identical except to the extent otherwise provided by the Articles of Association or the Law.

The authorized capital of the Company is set at thirty-two million euro (EUR 32,000,000) represented by one million (1,000,000) shares. Each authorized share has a nominal value of thirty two euro (EUR 32.-).

The Board of Directors is authorized and empowered, within the limits of the authorized capital, to (i) proceed to any increase of the issued capital in one or several times, following, as the case may be, the exercise of the subscription and/or conversion rights granted by the Board of Directors within the limits of the authorized capital under the terms and conditions of warrants (which may be separated or attached to shares, bonds, notes or similar instruments), convertible bonds, or similar instruments issued from time to time by the Company, by issuing new shares, with or without share premium, against payment in cash or in kind, by conversion of claims of the Company or in any other manner; (ii) determine the place and date of the issue or the successive issues, the terms and conditions of the subscription and payment of the new shares; and (iii) remove or limit the preferential subscription right of the shareholders in case of an issue of shares against payment in cash. This authorisation is granted for a period of five (5) years as from the date of publication of the extraordinary general meeting of 20 December 2005 in the Mémorial and it may be renewed by a decision of the general meeting of shareholders adopted in compliance with the quorum and majority rules required under these Articles of Association or, as the case may be, by the Law for any amendment of these Articles of Association.

The board of directors may delegate to any duly authorized person the duties of accepting subscriptions and receiving payment for shares representing part or all of the issue of new shares within the limits of the authorized capital.

Following each increase of the issued capital within the limits of the authorized capital, realized and duly stated in the form provided for by law, the present article will be modified so as to reflect the capital increase. Such modification will be recorded in a notarial deed by the Board of Directors or any person duly authorized and empowered for that purpose by the Board of Directors.

Article 6. Form of the Shares

The shares are and will remain in registered form and the Company will keep a shareholders register to this effect.

The Company may issue multiple registered share certificates.

CHAPTER III.- BOARD OF DIRECTORS, STATUTORY AUDITORS

Article 7. Board of Directors

The Company shall be managed by a board of directors, composed of at least three members, who need not be shareholders themselves.

The board members shall be appointed by the general meeting of shareholders, which will determine their number and the duration of their mandate, which may not exceed six years, and the members will remain in office until the appointment of their successors. They are eligible for re-appointment and may be removed at any time, with or without cause, by the general shareholders’ meeting.

In the event of one or several vacancies in the board of directors, the remaining board members may elect a new director by a majority vote until the next general meeting of shareholders.

Article 8. Meetings of the Board of Directors

The board of directors shall elect one of its members to be chairman. It may also appoint a secretary, who need not be a director himself and who will be responsible for keeping the minutes of the meetings of the board of directors and the general shareholders’ meetings.

The board of directors will meet upon call by the chairman. A meeting of the board of directors must be convened if any two of its members so require.

The chairman will preside at all general shareholders’ meetings and all board meetings, except in case of his absence where the general shareholders’ meeting or the board of directors may appoint another member of the board of directors as chairman to preside the meeting by majority vote.

Written notice of any meeting of the board of directors shall be given to all the directors at least one week prior to the date of the meeting, except in case of emergency or with the consent of all the persons entitled to attend such meeting. The convening notice shall indicate the place and the agenda of the meeting.

Each director may waive this convening notice by his consent in writing. No separate convening notice is required for meetings held at times and places specified in a resolution previously adopted by the board of directors.

Each meeting of the board of directors shall be held at the registered office of the Company or at any other place within the Grand Duchy of Luxembourg, provided that such place is indicated on the convening notice.

Any member of the board of directors may act at the board meetings by appointing another member of the board of directors as his proxy in writing.

The board of directors can deliberate or act validly only if at least the majority of the directors is present or represented.

Decisions shall be taken by a majority of the votes of the directors present or represented at the meeting.

In case of urgency, a written decision, signed by all the members of the board of directors, is proper and valid as though it had been adopted at a meeting of the board of directors which was duly convened and held. Such decision may be documented in a single document or in several separate documents having the same content and each of them signed by one or several directors.

Article 9. Minutes of the Meetings of the Board of Directors

The minutes of any meeting of the board of directors will be signed by the chairman of the meeting and by the directors attending the meeting. Any proxies will remain attached thereto.

Copies or extracts of these minutes to be produced in judicial proceedings or otherwise may be signed by the chairman or by any two directors.

Article 10. Powers of the Board of Directors

The board of directors is vested with the broadest powers to perform all acts necessary or useful for achieving the Company’s object. All powers not expressly reserved to the general shareholders’ meeting by law or these articles are within the competence of the board of directors.

Article 11. Delegation of Powers

The board of directors may delegate the daily management of the Company and the representation of the Company within such daily management to one or more directors, managers, attorneys, employees, or other agents who do not need to be shareholders of the Company, or may grant other special powers or proxies or entrust permanent or temporary functions to specific persons of his choice acting individually or jointly.

The delegation of the daily management to a director is subject to the prior authorisation by the general shareholders’ meeting.

Article 12. Conflicts of Interest

No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the mere fact that one (or several) member(s) of the board of directors, or any officer of the Company, has a personal interest in, or is a director, shareholder, proxy, representative or employee of such other company or firm. Any director or officer of the Company who is at the same time director, shareholder, officer or employee of another company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm, be prevented from giving its opinion, voting or acting upon any matters with respect to such contract or other business.

If any director or representative of the Company has or may have any personal interest in any transaction of the Company, he/she shall disclose such personal interest to the board of directors and shall not take part in the deliberations or vote on any such transaction. Such transaction and the personal interest of the directors or representative therein shall be disclosed in a special report to the next general meeting of shareholders.

The Company shall indemnify any director or officer of the Company, their successors, heirs, executors and administrators, against damages and expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been director or officer of the Company, or, at the request of the Company, any other company of which the Company is a shareholder or creditor and by which he/she is not entitled to be indemnified, except in relation to matters in which he/she shall be declared liable for gross negligence or misconduct or for not complying with its duties towards the Company; in the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement and only if the Company is advised by its legal counsel that the person to be indemnified has not failed to its duties towards the Company. The foregoing right of indemnification shall not exclude other rights to which the persons to be indemnified may be entitled.

Article 13. Representation of the Company

The Company will be bound towards third parties by the joint signatures of any two directors, or by the single signature of the person to whom the daily management has been delegated within such daily management, or by the joint signatures or single signature of any person(s) to whom such signatory power has been delegated by the board of directors but only within the limits of such power.

Article 14. Statutory Auditors

The operation of the Company shall be reviewed by one or more statutory auditors, who need not be shareholders themselves.

The statutory auditor(s) will be appointed by the general meeting of shareholders, which will determine the number of such auditors and the duration of their mandate, which may not exceed six years. They will remain in office until their successors are elected and they are eligible for re-appointment. They may be removed at any time, with or without cause, by a resolution of the general meeting of shareholders.

CHAPTER IV.- GENERAL MEETING OF SHAREHOLDERS

Article 15. Powers of the General Meeting of Shareholders

Any regularly constituted general meeting of shareholders of the Company represents the entire body of shareholders.

The general meeting of shareholders shall have all powers granted to it by law.

Article 16. Annual General Meeting

The annual general meeting of shareholders will be held in the City of Luxembourg at the registered office of the Company or any other place specified in the convening notice on the last Wednesday of June, each year at 3.00pm.

If such day is a public holiday, the meeting will be held on the next following business day.

Article 17. Other General Meetings

The board of directors may convene other general meetings of shareholders. Such meetings must be convened if shareholders representing at least one fifth of the Company’s capital so require.

General meetings of shareholders, including the annual general meeting of shareholders, may be held abroad each time the board of directors consider, in its sole discretion, that circumstances of force majeure so require.

Article 18. Procedure, Vote

General meetings shall be convened by the board of directors or by the statutory auditor(s) in compliance with the conditions set forth by law. The convening notice will specify the agenda of the general meeting of the shareholders.

If all the shareholders are present or represented at a general meeting of shareholders and if they state that they have been duly informed of the agenda of the meeting, the meeting may be held without prior notice.

Each shareholder is entitled to attend and speak at any general meeting of shareholders by appointing in writing, by fax, cable, telegram or telex, another person who need not be a shareholder himself, as a proxy holder.

The board of directors may determine any additional conditions that must be fulfilled in order for a shareholder to take part in a general meeting of shareholders.

Unless otherwise provided by law, the decisions are taken at the simple majority, notwithstanding the number of shares represented at the meeting.

Each share entitles to one vote.

Copies or extracts of the minutes of the general shareholders’ meeting to be produced in judicial proceedings or otherwise shall be signed by the chairman of the board of directors or by two directors.

CHAPTER V.- FINANCIAL YEAR, DISTRIBUTION OF PROFITS

Article 19. Financial Year

The Company’s financial year begins on the first day of January and ends on the thirty-first day of December of each year.

The board of directors shall prepare annual accounts in accordance with the requirements of Luxembourg laws and accounting practices.

Article 20. Distribution of Profits

From the annual net profits of the Company, at least five per cent shall each year be allocated to the reserve required by law. That allocation will cease to be required as soon and as long as the legal reserve amounts to one tenth of the issued capital of the Company.

Upon recommendation of the board of directors, the general meeting of shareholders shall determine the allocation of the remainder of the annual net profits. The general meeting may decide to allocate the whole or part of the remainder to a reserve or to a provision, to carry it forward to the next following financial year or to distribute it, to the shareholders as dividends.

The board of directors may pay out an advance payment on dividends to the shareholders in accordance with the conditions provided by law. The board of directors fixes the amount and the date of payment of any such advance payment.

The Company may repurchase its own shares in accordance with the conditions provided by law.

CHAPTER VI.- DISSOLUTION, LIQUIDATION

Article 21. Dissolution, Liquidation

The Company may be dissolved at any time by a resolution of the general meeting of shareholders adopted in compliance with the quorum and majority required for any amendment of the Articles of Association, unless otherwise provided by law.

During the dissolution of the Company, one or more liquidators, appointed by the general meeting of the shareholders which will determine their powers and their emoluments, will proceed with the liquidation of the Company.

CHAPTER VII.- APPLICABLE LAW

Article 22. Applicable Law

All matters not governed by the Articles of Association shall be determined in accordance with the Laws, in particular the law of 10 August 1915 on commercial companies, as amended.

Conformed copy of the consolidated articles of association.

Belvaux, 11 December 2008.